Exhibit 97

Alector, Inc.

COMPENSATION RECOVERY POLICY

As adopted on September 27, 2023

Alector, Inc. (the “Company”) is committed to strong corporate governance. As part of this commitment, the Company’s Board of Directors (the “Board”) has adopted this clawback policy called the Compensation Recovery Policy (the “Policy”). The Policy is intended to further the Company’s pay-for-performance philosophy and to comply with applicable law by providing for reasonably prompt recovery of certain executive compensation in the event of an Accounting Restatement. Capitalized terms used throughout the Policy are defined below.

The Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), with Exchange Act Rule 10D-1 and with the listing standards of the national securities exchange (the “Exchange”) on which the securities of the Company are listed. The Policy will be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Exchange Act Rule 10D-1 and with the listing standards of the Exchange, including any interpretive guidance provided by the Exchange.

The application of the Policy to Executive Officers is not discretionary, except to the limited extent provided below, and applies without regard to whether an Executive Officer was at fault or committed any misconduct.

Persons Covered by the Policy

The Policy is binding and enforceable with respect to all current and former Executive Officers, including Executive Officers who are no longer employed with the Company. “Executive Officer” means each individual who is or was ever designated as an “officer” by the Board in accordance with Exchange Act Rule 16a-1(f). The Company shall require each current Executive Officer to sign and return to the Company an acknowledgement that such Executive Officer has read and understood the Policy and will be bound by the terms of and comply with the Policy. The failure to obtain such acknowledgement will have no impact on the applicability or enforceability of the Policy.

Administration of the Policy

The Compensation Committee (the “Committee”) of the Board has full delegated authority to administer the Policy. The Committee is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate or advisable for the administration of the Policy and in accordance with the requirements of the Exchange Act. In addition, if determined in the discretion of the Board, the Policy may be administered by the independent members of the Board or a committee made up of independent members of the Board, in which case all references to the Committee will be deemed to refer to the independent members of the Board or to such committee, as applicable. All determinations of the Committee will be final and binding and will be given the maximum deference permitted by law.

Events Requiring Application of the Policy

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in a previously issued financial statement that is material to the previously issued financial statement, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), then the Committee must determine what compensation, if any, must be recovered.

The following is a non-exhaustive list of examples of changes to financial statements that would not trigger recovery of compensation:

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Retrospective application of a change in accounting principle
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Retrospective revision to reportable segment information due to a change in the company’s internal organizational structure
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Retrospective reclassification due to a discontinued operation
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Retrospective application of a change in reporting entity
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Retrospective adjustment to provisional amounts in connection with a prior business combination (IFRS filers only)
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Retrospective revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure

Compensation Covered by the Policy

The Policy applies to certain Incentive-Based Compensation that is Received on or after October 2, 2023 (the “Effective Date”), during the Covered Period while the Company has a class of securities listed on a national securities exchange. Such Incentive-Based Compensation is considered “Clawback Eligible Incentive-Based Compensation” if the Incentive-Based Compensation is Received by a person after such person became an Executive Officer and the person served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation. The Incentive-Based Compensation that must be recovered (the “Excess Compensation”) is the amount of Clawback Eligible Incentive-Based Compensation that exceeds the amount of Clawback Eligible Incentive-Based Compensation that otherwise would have been Received had the latter been determined based on the restated amounts (such Excess Compensation being computed without regard to any taxes paid). The Excess Compensation is referred to in the listings standards as “erroneously awarded incentive-based compensation.”

To determine the amount of Excess Compensation for Incentive-Based Compensation based on stock price or total shareholder return, where it is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company must maintain documentation of the determination of that reasonable estimate in accordance with the Company’s retention policy, and provide such documentation to the Exchange.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, no compensation that is potentially subject to recovery under the Policy will be earned for purposes of this Policy until the Company’s right to recover under the Policy has lapsed. The following are non-exhaustive examples of items of compensation that are not Incentive-Based Compensation under the Policy: salaries; bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic or operational measures; and equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal, and vesting is contingent solely upon completion of a specified employment period (e.g., time-based vesting equity awards) and/or attainment of one or more non-Financial Reporting Measures.

“Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

Incentive-Based Compensation is “Received” under the Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, vesting, settlement or grant of the Incentive-Based Compensation occurs before or after the end of that period. For the avoidance of doubt, the Policy does not apply to Incentive-Based Compensation for which the Financial Reporting Measure is attained prior to the Effective Date.

“Covered Period” means the three completed fiscal years immediately preceding the Accounting Restatement Determination Date. In addition, Covered Period can include certain transition periods resulting from a change in the Company’s fiscal year. The Company’s obligation to recover Excess Compensation is not dependent on if or when the restated financial statements are filed.

“Accounting Restatement Determination Date” means the earliest to occur of: (a) the date the Board, a committee of the Board, or one or more of the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

Repayment of Excess Compensation

The Company must recover Excess Compensation reasonably promptly, and Executive Officers are required to repay Excess Compensation to the Company. Subject to applicable law, the Company may recover such Excess Compensation by requiring the Executive Officer to repay such amount to the Company by direct payment to the Company or such other means or combination of means as the Committee determines to be appropriate (these determinations do not need to be identical as to each Executive Officer). These means may include:

(a)
requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b)
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)
offsetting the amount to be recovered from any unpaid or future compensation to be paid by the Company or any affiliate of the Company to the Executive Officer;
(d)
cancelling outstanding vested or unvested equity awards; and/or
(e)
taking any other remedial and recovery action permitted by law, as determined by the Committee.

The repayment of Excess Compensation must be made by an Executive Officer notwithstanding any Executive Officer’s belief (whether legitimate or non-legitimate) that the Excess Compensation had been previously earned under applicable law and therefore should not be subject to clawback.

In addition to its rights to recovery under the Policy, the Company or any affiliate of the Company may take any legal actions it determines appropriate to enforce an Executive Officer’s obligations to the Company or to discipline an Executive Officer, including (without limitation) termination of employment, institution of civil proceedings, reporting of misconduct to appropriate governmental authorities, reduction of future compensation opportunities or change in role. The decision to take any actions described in the preceding sentence will not be subject to the approval of the Committee and can be made by the Board, any committee of the Board, or any duly authorized officer of the Company or of any applicable affiliate of the Company.

Limited Exceptions to the Policy

The Company must recover the Excess Compensation in accordance with the Policy except to the limited extent that the conditions set forth below are met, and the Committee determines that recovery of the Excess Compensation would be impracticable:

(a)
The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before reaching this conclusion, the Company must make a reasonable attempt to recover such Excess Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; or
(b)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the legal requirements as such.

Other Important Information in the Policy

The Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, as well as any other applicable laws, regulatory requirements or rules, or the terms of any existing or future Company policy or agreement providing for the recovery of compensation applicable to Executive Officers or any employee of the Company.

Notwithstanding the terms of any of the Company’s organizational documents (including, but not limited to, the Company’s bylaws), any corporate policy or any contract (including, but not limited to, any indemnification agreement), neither the Company nor any affiliate of the Company will indemnify against or provide advancement to any Executive Officer for any loss of Excess Compensation. Neither the Company nor any affiliate of the Company will pay for or reimburse insurance premiums for an insurance policy that covers potential recovery obligations. In the event the Company is required pursuant to the Policy to recover Excess Compensation from an Executive Officer who is no longer an employee, the Company will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such Executive Officer may have signed.

The Committee or Board may review and modify the Policy from time to time.

If any provision of the Policy or the application of any such provision to any Executive Officer is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of the Policy or the application of such provisions to such Executive Officer or another Executive Officer, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

The Policy will terminate and no longer be enforceable if the Company ceases to be a listed issuer within the meaning of Section 10D of the Exchange Act.

ACKNOWLEDGEMENT

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I acknowledge that I have received, read and understood the Compensation Recovery Policy (the “Policy”) of Alector, Inc. (the “Company”).
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I understand and acknowledge that the Policy applies to me and all of my beneficiaries, heirs, executors, administrators or other legal representatives, during and after my employment with the Company in accordance with the terms of the Policy, and that the Company’s right to recovery in order to comply with applicable law will apply regardless of the terms of any release of claims or separation agreement I have signed or will sign in the future.
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I agree to be bound by and to comply with the Policy and understand that determinations of the Committee (as such term is used in the Policy) will be final and binding and will be given the maximum deference permitted by law.
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I understand and agree that my current indemnification rights, whether in an individual agreement or the Company’s organizational documents, exclude the right to be indemnified for amounts required to be recovered under the Policy.
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I understand that my failure to comply in any respect with the Policy is a basis for termination of my employment with the Company and any affiliate of the Company as well as any other appropriate discipline.
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I understand that neither the Policy, nor the application of the Policy to me, gives rise to a resignation for good reason (or similar concept) by me under any applicable employment agreement or arrangement.
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I acknowledge that if I have questions concerning the meaning or application of the Policy, it is my responsibility to seek guidance from the General Counsel or Compliance Officer or my own personal advisers.
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I acknowledge that neither this Acknowledgement nor the Policy is meant to constitute an employment contract.

Please review, sign and return this form to the General Counsel or Compliance Officer.

Executive
_________________________ (print name)
_________________________ (signature)
_________________________ (date)